Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770 Tel: +1 510 505 2100 Fax: +1 510 505 2101 www.ciphergen.com

PRESS RELEASE

For Immediate Release:

Ciphergen Biosystems, Inc.

Sue Carruthers

Investor Relations

(510) 505 2233

Ciphergen Announces Receipt of Deficiency Notification from Nasdaq and the Filing of a Class Action Complaint for Federal Securities Laws Violations

Fremont, CA, December 6, 2005 — Ciphergen Biosystems, Inc. (Nasdaq: CIPHE) announced today that on December 2, 2005, the Nasdaq Listings Qualification Department (“Nasdaq”) notified Ciphergen Biosystems, Inc. (the “Company”) that the Company has failed to comply with the continued listing requirements of The Nasdaq National Market because the market value of the Company’s listed securities has fallen below $50,000,000 for 10 consecutive business days (pursuant to Rule 4450(b)(1)(A) of the Nasdaq Marketplace Rules).  Pursuant to Nasdaq Marketplace Rule 4450(e)(4), the Company was provided a period of 30 calendar days, or until January 3, 2006, to regain compliance.

The December 2, 2005 Nasdaq notice is in addition to the notice disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 16, 2005.  The Company will be appealing Nasdaq’s delisting determination at a hearing before the Nasdaq Listing Qualifications Panel, which is currently scheduled for December 8, 2005.

Additionally, the Company and several of its officers have been named as defendants in a securities class action complaint filed on December 5, 2005, in the United States District Court, Northern District of California. The complaint has been brought on behalf of all persons who purchased the Company’s common stock from August 8, 2005, when the Company issued a press release announcing unaudited financial results for the second quarter of 2005 through November 16, 2005, when the Company announced its intention to restate those financial results. The Plaintiffs do not demand any particular amount in damages. The Company has not responded to the complaint.

About Ciphergen

Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Centers® for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications.  ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”) Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. An example of such forward-looking statement is regarding its appeal hearing before a Nasdaq Listing Qualifications Panel.  Actual results may differ materially from those projected in such forward-looking statements due to the fact that the investigation of the Audit

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Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.